Exhibit 99.1

VIGGLE TO REWARD VIEWERS DURING THE 54TH GRAMMY’S

Bing seeks second-screen engagement with consumers as first-ever loyalty program for TV hits milestone downloads

NEW YORK, NY—Feb. 10, 2012—Viggle™, a loyalty program for television owned by Function(x) (Symbol: FNCX), today announced that Bing will be the presenting sponsor for “Viggle Live” during this Sunday’s 54th annual Grammy Awards. At 8/7c p.m. on Sunday, viewers who check into the awards show using Viggle can engage in real-time trivia, polls, and voting related to the award predictions and Grammy-nominated artists. Bing will be funding bonus points for Viggle Live participants, and will also be integrated into the Viggle Live experience to aid users in finding information related to the awards show.

“As we continue our marketing campaign centered around ‘Bing is for Doing,’ we are excited to partner with Viggle as a way to extend the Grammy Awards viewing experience on this innovative app that helps people engage directly with the shows they love,” said Aaron Lilly, senior marcom architect for Bing.

Viggle’s integration with Bing comes on the heels of significant momentum since its launch in the iTunes App Store on Jan. 25. Since then, approximately 140,000 people have downloaded Viggle, with active users checking into an average of five television shows each day—driving more than 1.4 million check-ins to date. Additionally, an average of 36 engagements a day, per person, within Viggle’s videos, trivia, quizzes and polls has resulted in more than 10 million total engagements—with users averaging 70 minutes per session each time they engage with the app.

“The response to Viggle in our first few weeks has been fantastic,” said Chris Stephenson, president of Function(x). “TV fans love the real rewards Viggle offers them just for checking into their favorite shows. Our network and brand partners are also beginning to see how Viggle can enhance the relationships they enjoy with their audiences.”

In addition to its integration with Viggle, Bing will be releasing the next advertisement in its “Bing is for Doing” campaign on Sunday, featuring Wiz Khalifa—nominated for two Grammy’s this year. The ad will provide a unique, insider’s look at Wiz and his creative process as a Grammy-nominated recording artist, while showcasing how Bing helps Wiz get things done.

Available as a free download in the iTunes App Store, Viggle can automatically check TV viewers into more than 160 channels. Viggle works with iOS devices such as iPhone®, iPad® and iPod touch®. An Android version will be released within the next 2-3 months. The Company also plans to release an Android version in the near future.

About Viggle™ Viggle is a loyalty program for television that gives people real rewards for checking into the television shows they’re watching. Currently available for Apple iPhone®, iPad® and iPod touch®, Viggle automatically identifies what television shows its users are watching and awards them points when they check-in. Viggle users can redeem their points in the app’s rewards catalogue for items such as movie tickets, music, gift cards and much more. For more information, visit www.viggle.com, follow us on Twitter @Viggle or like us on Facebook.

About Function(x)
Function(x) Inc, was founded by Robert F.X. Sillerman, a media entrepreneur who has pioneered a number of successful television, radio and live entertainment businesses. Known for founding, growing and selling the companies that became Clear Channel and Live Nation, Mr. Sillerman was most recently head of CKX, owners of 19 Entertainment, the company that created and produces the American Idol Franchise globally.

Sillerman created Function(x) in June 2010 to develop new ways for consumers to engage with different types of entertainment such as TV, movies, games and music. The company is publicly listed as FNCX.

For more information, visit www.functionxinc.com or follow us on Twitter @FunctionXinc.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of February 10, 2012. Except as required by law, Function(x) Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Media Contacts:
Laura Gonia
Weber Shandwick
FunctionX@webershandwick.com
Tel. 206.576.5580

Jason Reindorp
VP, Marketing—Function(x) Inc.
jr@functionxinc.com
Tel. 206.226.4085

Investor Relations:
John Small
Head of Strategy & Corp. Development—Function(x) Inc.
John.Small@functionxinc.com
Tel. 212.231.0092

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